UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 7, 2010

Infinity Pharmaceuticals, Inc.

(Exact name of registrant as specified in charter)

Delaware	000-31141	33-0655706
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

780 Memorial Drive, Cambridge, MA		02139
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (617) 453-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Development and License Agreement

On July 7, 2010 Infinity Pharmaceuticals, Inc. (“Infinity”) entered a development and license agreement (the “Agreement”) with Intellikine, Inc. (“Intellikine”) to discover, develop and commercialize pharmaceutical products targeting the delta and/or gamma isoforms of phosphoinositide-3-kinase (“PI3K”).

Under the terms of the Agreement, Infinity obtained global development and commercialization rights to Intellikine’s portfolio of inhibitors of PI3K delta and/or gamma, including INK1197, a dual delta/gamma-specific inhibitor of PI3K. Infinity is obligated to pay Intellikine $13.5 million in initial license payments and is obligated to fund research activities conducted by Intellikine under a two year agreed upon research program to identify additional novel delta, gamma and dual delta/gamma-specific inhibitors of PI3K for future development. Infinity may extend the research program for an additional year upon written notice to Intellikine at least 180 days prior to the last day of the initial two-year research term. In addition, Infinity is obligated to pay up to $25 million in success-based milestones for the development of two distinct product candidates, and up to $450 million in success-based milestones for the approval and commercialization of two distinct products. In addition, Intellikine will be entitled to receive royalties upon successful commercialization of products licensed to Infinity.

Infinity will direct all development and commercialization activities for products arising from the Agreement throughout the world and for all therapeutic indications. For a product directed primarily to an oncology indication, Intellikine will have the option, at the end of Phase 2 clinical development and upon payment of an option fee, to convert its royalty interest in U.S. sales into the right to share in 50% of profits and losses on U.S. development and commercialization, and to participate in up to 30% of the detailing effort for these products in the United States.

The PI3Kdelta/gamma program licensed from Intellikine will be a part of Infinity’s existing strategic alliance with Mundipharma International Corporation Ltd. (“MICL”) and will be governed by the same terms as Infinity’s internally-discovered programs. Such terms include MICL’s funding of Infinity’s research and development expenses for the PI3K program through the later to occur of December 31, 2013 and the commencement of Phase 3 clinical development, subject to aggregate funding caps across the partnered portfolio under a three-year rolling plan, and reimbursement of 50% of research and development expenses thereafter. In addition, MICL would have commercialization rights outside of the United States to any successfully developed products, subject to the payment of royalties to Infinity on net sales. MICL has the right to opt-out of participation of the PI3K program on an annual basis, subject to a 12-month residual funding commitment to Infinity.

Intellikine may terminate its participation rights in any oncology product with twelve months prior written notice to Infinity, after which Intellikine’s participation rights would revert back to the original milestone- and royalty-based payment structure, provided that Intellikine would not be entitled to receive royalty payments for net sales occurring prior to the termination date and certain specified milestone payments.

Royalties under the Agreement are payable until the later to occur of the last-to-expire of specified patent rights and the expiration of non-patent regulatory exclusivities in a country, subject to reduction in certain circumstances.

Other than pursuant to the Agreement, neither Infinity nor Intellikine may research, develop or commercialize products directed to the PI3K delta and/or gamma isoforms which meet certain selectivity criteria.

The Agreement expires when parties have no further obligations to each other thereunder, unless earlier terminated. Either party may terminate the Agreement on 75 days prior written notice if the other party materially breaches the Agreement and fails to cure such breach within the applicable notice period, provided that the notice period is reduced to 30 days where the alleged breach is non-payment. Intellikine may terminate the Agreement immediately upon written notice if Infinity fails to make the initial license payments. Additionally, Intellikine may terminate the Agreement upon 30 days written notice if Infinity or a related party brings an action challenging the validity of any of the licensed patents, provided that Infinity has not withdrawn such action before the end of the 30-day notice period. Infinity may terminate the Agreement at any time upon 180 days prior written notice provided after the end of the research term.

The foregoing summary description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, which Infinity expects to file as an exhibit to its Quarterly Report on Form 10-Q for the quarter ended June 30, 2010.

Item 8.01	Other Events

On July 8, 2010, Infinity issued a press release announcing the entry into a development and license agreement with Intellikine, Inc. A copy of this press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) The following exhibit is included in this report:

Exhibit No.	Description

99.1	Press Release dated July 8, 2010

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INFINITY PHARMACEUTICALS, INC.

Date: July 13, 2010	By:	/s/ Adelene Q. Perkins
Adelene Q. Perkins
President & Chief Executive Officer